Exhibit 99.1

Jensyn Acquisition Corp. Announces Extension of Deadline to Complete Business Combination; Appointment of New Chief Financial Officer

Freehold, N.J.—September 7, 2017 —(PRNewswire)-Jensyn Acquisition Corp. (NASDAQ:JSYN) (“Jensyn Acquisition” or the “Company”), a company formed for the purpose of entering into a merger, share exchange, asset acquisition or other similar business combination with one or more businesses or entities, today announced that Jensyn Capital, LLC, a company controlled by the initial stockholders of the Company, deposited $200,000 in the trust account maintained with Continental Stock Transfer & Trust Co. on September 6, 2017 to extend the date by which the Company must complete its initial business combination by an additional three months. Prior to the extension, the Company was required to complete its initial business combination within 18 months of the completion of its initial public offering, which closed on March 7, 2016.

The Company also announced that its Board of Directors has appointed James D. (JD) Gardner as its Treasurer and Chief Financial Officer. Mr. Gardner replaces Rebecca Irish, who resigned her positions as Treasurer, Chief Financial Officer and Director of the Company on September 7, 2017. Mr. Gardner’s background encompasses over 40 years of executive experience in both large and small corporate environments. During his 27 years with AT&T and BellSouth, he led domestic and international acquisition and due diligence teams, led financial management/operations and corporate finance activities and served as CFO of the wireless data division.

More recently, Mr. Gardner served as a managing partner in a venture capital fund as its financial officer, and served as CEO or CFO of several public and private companies in the wireless data, web-based services, broadband switched Ethernet and security (video surveillance) industries. He currently provides strategic and financial consulting services to small and medium sized businesses.

About Jensyn Acquisition Corp.

Jensyn Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Although the Company’s initial efforts were focused on seeking a business combination with a company or companies operating in the information technology consulting industry the Company is considering opportunities in other industries.

Forward-Looking Statements

This press release includes “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Jensyn Acquisition management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the Risk Factors section of Jensyn Acquisition’s registration statement and prospectus for its offering filed with the Securities and Exchange Commission. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Contact:

Jeffrey Raymond

President and Chief Executive Officer

Jensyn Acquisition Corp.

+1 (888) 536-7965

jeff.raymond@jensyn.com

www.jensyn.com